Exhibit 99.1
Newfield Reports Fourth Quarter and Full-Year 2007
Financial and Operating Results
FOR IMMEDIATE RELEASE
          Houston – February 11, 2008 – Newfield Exploration Company (NYSE:NFX) today reported fourth quarter and full-year 2007 financial and operating results. Newfield will be hosting a conference call at 8:30 a.m. (CST) on February 12. To participate in the call, dial 719-325-4819 or listen through the website at http://www.newfield.com.
Fourth Quarter 2007
          For the fourth quarter of 2007, Newfield reported net income of $313 million, or $2.38 per diluted share (all per share amounts are on a diluted basis). The results include income from discontinued operations of $338 million, or $2.57 per share, substantially all of which relates to a gain of $341 million associated with the sale of the Company’s U.K. North Sea business for $511 million.
          Loss from continuing operations for the fourth quarter of 2007 includes unrealized commodity derivative expense of $151 million ($98 million after-tax), or $0.75 per share, and $17 million ($11 million after-tax), or $0.08 per share, of additional compensation expense under the Company’s incentive compensation plan as a result of the sale of the compensation expense under the U.K. North Sea business. Without the effects of these items, income from continuing operations would have been $84 million, or $0.64 per share.
          Revenues in the fourth quarter of 2007 were $398 million. Net cash provided by operating activities before changes in operating assets and liabilities was $258 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.
          Newfield’s production in the fourth quarter of 2007 was 50.3 Bcfe.
          Capital expenditures in the fourth quarter of 2007 were $577 million.
Full Year 2007
          For 2007, Newfield reported net income of $450 million, or $3.44 per share, including income from discontinued operations of $278 million, or $2.12 per share, which includes the gain on sale of the U.K. North Sea business.
          Income from continuing operations for 2007 includes unrealized commodity derivative expense of $365 million ($237 million after-tax), or $1.82 per share, and $17 million of additional compensation expense as noted above. Without the effects of these items, income from continuing operations would have been $420 million, or $3.22 per share.
          Revenues for 2007 were $1.8 billion. Net cash provided by operating activities before changes in operating assets and liabilities was $1.3 billion. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.
Highlights
➢	2007 Asset Sales Re-shape Portfolio – Asset sales generated $1.8 billion in proceeds for 396 Bcfe of proved reserves. Proceeds were used to reduce debt and fund capital expenditures. The Company had approximately $370 million of cash and short-term investments at year-end 2007. Debt was reduced by $125 million to $1.05 billion.

➢	Proved Reserves Increase 10% to 2.5 Tcfe at Year-End 2007 – Newfield added 660 Bcfe through the drillbit and 221 Bcfe through acquisitions. Reserve Life Index increased to 13 years. (See table in this release.)

➢	More than 70% of Total Year-End 2007 Reserves in “Resource Plays” – The Mid-Continent and Rocky Mountain divisions now account for more than 70% of proved reserves. Significant increase reflects success of growing Woodford Shale Play, 2007 Rocky Mountain acquisition and ongoing development of giant Monument Butte oil field in northeast Utah.

➢	Mid-Continent Division Reaches New Highs – Net production from the Mid-Continent division recently hit a new high of 228 MMcfe/d. The division posted 30% production growth in 2007 and has a 3-year compound annual growth rate of 25%. Proved reserves are more than 1 Tcfe.

➢	Woodford Shale Production Reaches 175 MMcfe/d – Newfield’s gross operated Woodford Shale production is now 175 MMcfe/d. The Company exited 2006 producing 85 MMcfe/d and 2007 at 165 MMcfe/d. The Company expects to exit 2008 at approximately 250 MMcfe/d, a 50% increase over year-end 2007 levels. Extended lateral completions are demonstrating improved capital efficiency. A complete Woodford Shale update can be found in today’s edition of the Company’s @NFX publication on the website at http://www.newfield.com.

➢	Ongoing Development of Giant Monument Butte Field – Newfield has now drilled more than 50 wells on 20-acre spacing in its Monument Butte Field, located in the Uinta Basin of the Rocky Mountains. Initial production from the 20-acre wells is nearly triple the 2004 acquisition planning model, with wells averaging as much as 160 BOPD. Estimated ultimate recoveries of reserves are up 50% to approximately 70,000 barrels per well. The 20-acre infill program’s success indicates the potential to drill an additional 1,000-2,500 wells in the field. This is in addition to the 500-1,000 locations remaining on 40-acre spacing. Newfield has drilled 678 wells in the field since acquiring it in 2004.
o	Continued Success on Ute Tribe Acreage – Newfield has now drilled 16 wells on the Ute Tribal acreage, adjacent to the north boundary of the Monument Butte Field. A rig has been dedicated to drilling wells on this acreage, which encompasses 47,000 gross acres.

o	Signing of New Deep Gas Exploration Agreement – Newfield recently signed an agreement with a third party to test deep gas targets below the shallow oil producing zones in its Monument Butte Field. Targets include the Wasatch, Mesa Verde, Blackhawk and Mancos Shale. Drilling is planned for the first half of 2008. The agreement allows for promoted exploratory drilling and progressive earning in approximately 71,000 net acres in which Newfield will retain a greater than 70% interest. Approximately 10,000 net acres in the immediate vicinity of recent deep gas tests were excluded from the agreement. Several Newfield operated wells are planned on this acreage in 2008.
➢	Malaysia Oil Volumes to Triple in 2008 – The Abu Field offshore Malaysia has ramped up to a planned production rate of 15,000 BOPD gross. The production deck for the Puteri development has been set and a pipeline will be installed late in the first quarter of 2008. First oil sales of 6,000 – 8,000 BOPD gross are expected in April 2008. The East Belumut and Chermingat Fields are expected to begin production in the second quarter of 2008 and will ramp up to 15,000 BOPD gross.

➢	Increased Inventory in Deepwater Gulf of Mexico – Newfield placed high bids on 18 blocks, of which 15 have been awarded to date, in a 2007 lease sale and now has an inventory of prospects that will support the drilling of 4-5 wells a year for the next several years, including 2008. Newfield has two deepwater developments underway that will add initial production volumes in 2008-09.

➢	Continued Success Under South Texas JV – Newfield recently drilled its 21st successful well under its joint venture with Exxon-Mobil in South Texas. Production remains above 75 MMcfe/d gross. Newfield’s interest in this joint venture is approximately 50%. Newfield has an inventory of 20 ready-to-drill prospects and is currently operating two drilling rigs.
o	Signed 58,000 acre JV South of Sarita Field – Newfield signed a 58,000 acre JV with a private company on prospective Frio acreage south and east of the prolific Sarita Field. Drilling is planned for early 2008.

2008 Capital Budget
          Planned capital expenditures in 2008 are $1.6 billion. The budget excludes potential acquisitions and approximately $113 million of capitalized interest and overhead. A complete update can be found in the news release headlined “Newfield Exploration Announces 2008 Capital Program.”
Proved Reserves and Capital Activity
          Newfield’s total reserves at year-end 2007 were 2.5 Tcfe, an increase of 10% over year-end 2006 reserves. Newfield sold 396 Bcfe of proved reserves during 2007. Net reserve additions from all sources were 869 Bcfe with 221 Bcfe, of the total coming from purchases of properties.
Oil and Gas Reserves

	MMBbls	Bcf	Bcfe
December 31, 2006	114	1,586	2,272
Extensions, discoveries and other additions	12	583	660
Purchases of properties	10	163	221
Reserve additions	22	746	881

Sales of properties	(13)	(317)	(396)
Revisions of previous estimates	1	(18)	(12)
Production	(10)	(187)	(249)

December 31, 2007	114	1,810	2,496

Capital Expenditures – Continuing Operations

2007
(in millions)
Domestic property acquisitions:
Unproved	$186
Proved	476
Domestic exploration and development (1)	1,748
International exploration and development	241

Total costs incurred (2)	$2,651

(1)	Includes approximately $154 million of capital expenditures on properties sold in the Gulf of Mexico.

(2)	Includes $21 million of non cash asset retirement costs and $47 million of capitalized interest.
First Quarter 2008 Estimates
          Natural Gas Production and Pricing The Company’s natural gas production in the first quarter of 2008 is expected to be 36 – 40 Bcf (400 – 435 MMcf/d). Realized gas prices for the Company’s Mid-Continent properties, after basis differentials, transportation and handling charges, typically average 75 – 85% of the Henry Hub Index. Based on current prices, Newfield estimates that its realized price for natural gas production from the deepwater Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, will average $0.40 – $0.60 per MMBtu less than the Henry Hub Index. Although Newfield’s Rocky Mountain production is primarily oil, the Company does produce approximately 40 MMcfe/d of natural gas in this region. Newfield hedged the basis differential associated with 50% of the expected production from the proved producing fields acquired from Stone Energy in the second quarter of 2007. The basis hedges extend through 2012 at a weighted average hedged differential of ($1.18) per Mcf. Hedging gains or losses will affect price realizations.
          Crude Oil Production and Pricing The Company’s oil production in the first quarter of 2008, including international liftings, is expected to be 2.1 – 2.3 million barrels (23,000 – 25,200 BOPD). Newfield expects to produce approximately 7,400 BOPD net from its Malaysian operations, and 1,400 BOPD net from China. The timing of liftings in Malaysia and China may affect total reported production. The price the Company receives for Gulf Coast production typically averages about $2 per barrel below the NYMEX West Texas Intermediate (WTI) price. The price the Company receives for its production in the Rocky Mountains averages about $13 – $15 per barrel below WTI. Oil production from the Mid-Continent typically sells at a $1.00 – $1.50 per barrel discount to WTI. Oil production from Malaysia typically sells at Tapis, or about even with WTI. Oil production from China typically sells at $10 — $12 per barrel less than WTI. Hedging gains or losses will affect price realizations.

          Lease Operating Expense and Production Taxes LOE is expected to be $58 – $65 million ($1.14 – $1.27 per Mcfe) in the first quarter of 2008. Production taxes in the first quarter of 2008 are expected to be $36 – $40 million ($0.71– $0.78 per Mcfe). Production taxes on an Mcfe basis have increased now that a significant portion of the Company’s production is onshore and subject to severance taxes. In addition, higher oil production in Malaysia increases production taxes. Approximately 40% of the production taxes are associated with Malaysian operations.
          General and Administrative Expense G&A expense for the first quarter of 2008 is expected to be $33 – $36 million ($0.65 – $0.71 per Mcfe), net of capitalized direct internal costs (expected to be $14 – $16 million). G&A expense includes incentive compensation expense, which depends largely on adjusted net income (as defined in the Company’s incentive compensation plan), which excludes unrealized gains and losses on commodity derivatives.
          Interest Expense The non-capitalized portion of the Company’s interest expense for the first quarter of 2008 is expected to be $17 – $19 million ($0.33 – $0.37 per Mcfe). As of February 11, 2008, Newfield had no borrowings outstanding under its credit arrangements. The remainder of debt consists of public debt that in the aggregate totals $1.05 billion in principal amount. Capitalized interest for the first quarter of 2008 is expected to be about $12 – $13 million.
          Income Taxes Including both current and deferred taxes, the Company expects its consolidated income tax rate in the first quarter of 2008 to be about 36 – 39%. About 70% of the tax provision is expected to be deferred.
          The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication — @NFX. This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.
          Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield’s domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains and the Gulf of Mexico. The Company has international operations in Malaysia and China.
          **The statements set forth in this release regarding estimated or anticipated first quarter 2008 results, the timing of drilling plans and initial production from wells or fields and future regional production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte Field in Utah and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.
For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

	Three Months Ended		Percentage
	December 31,		Increase
PRODUCTION, PRICES AND COSTS(1)	2007	2006	(Decrease)
Production (2):
United States:
Natural gas (Bcf)	37.9	55.2	(31%)
Oil and condensate (MBbls)	1,216	1,609	(24%)
Total (Bcfe)	45.2	64.9	(30%)
International:
Natural gas (Bcf)	—	—	—
Oil and condensate (MBbls)	857	504	70%
Total (Bcfe)	5.1	3.0	70%
Total:
Natural gas (Bcf)	37.9	55.2	(31%)
Oil and condensate (MBbls)	2,073	2,113	(2%)
Total (Bcfe)	50.3	67.9	(26%)

Average Realized Prices (3):
United States:
Natural gas (per Mcf)	$7.22	$7.08	2%
Oil and condensate (per Bbl)	49.94	45.01	11%
International:
Natural gas (per Mcf)	$—	$—	—
Oil and condensate (per Bbl)	79.51	46.90	70%
Total:
Natural gas (per Mcf)	$7.22	$7.08	2%
Oil and condensate (per Bbl)	62.15	45.46	37%
Natural gas equivalent (per Mcfe)	8.00	7.18	11%

Operating Costs (per Mcfe):
Lease Operating:
Recurring	$0.91	$1.07	(15%)
Major expense (4)	—	0.73	(100%)
Production and other taxes	0.75	0.27	178%
Depreciation, depletion and amortization	2.85	2.80	2%
General and administrative	0.94	0.45	109%

Total operating costs	$5.45	$5.32	2%

(1)	Includes production and operating results from Newfield’s U.K. North Sea business, which for financial reporting purposes has been presented as discontinued operations in accordance with GAAP.

(2)	Represents volumes sold regardless of when produced.

(3)	Average realized prices include the effects of hedging contracts, including hedging contracts that are not designated for hedge accounting. If the effects of hedging contracts that are not designated for hedge accounting were excluded, the average realized price for total gas would have been $6.11 and $5.92 per Mcf for the fourth quarter of 2007 and 2006, respectively, and the total oil and condensate average realized price would have been $79.78 and $46.37 per Bbl, respectively. Without the effects of any hedging contracts, the average realized prices for the fourth quarter of 2007 and 2006 would have been $6.11 and $5.87 per Mcf, respectively, for gas and $79.78 and $50.35 per Bbl, respectively, for oil.

(4)	Includes a $50 million charge, or $0.73 per Mcfe, due to the timing of expenditures related to hurricane repairs.

	Twelve Months Ended		Percentage
	December 31,		Increase
PRODUCTION, PRICES AND COSTS(1)	2007	2006	(Decrease)
Production (2):
United States:
Natural gas (Bcf)	192.8	198.7	(3%)
Oil and condensate (MBbls)	6,501	6,218	5%
Total (Bcfe)	231.8	236.0	(2%)
International:
Natural gas (Bcf)	1.6	—	100%
Oil and condensate (MBbls)	2,259	1,097	106%
Total (Bcfe)	15.2	6.6	130%
Total:
Natural gas (Bcf)	194.4	198.7	(2%)
Oil and condensate (MBbls)	8,760	7,315	20%
Total (Bcfe)	247.0	242.6	2%

Average Realized Prices (3):
United States:
Natural gas (per Mcf)	$7.62	$7.22	6%
Oil and condensate (per Bbl)	50.11	49.13	2%
International:
Natural gas (per Mcf)	$4.96	$—	100%
Oil and condensate (per Bbl)	69.21	56.58	22%
Total:
Natural gas (per Mcf)	$7.60	$7.22	5%
Oil and condensate (per Bbl)	55.04	50.25	10%
Natural gas equivalent (per Mcfe)	7.93	7.43	7%

Operating Costs (per Mcfe):
Lease Operating:
Recurring	$1.08	$1.07	1%
Major expense (4)	0.21	0.07	200%
Production and other taxes	0.41	0.25	64%
Depreciation, depletion and amortization	2.78	2.57	8%
General and administrative	0.65	0.51	27%
Ceiling test writedown	—	0.03	(100%)
Other	—	(0.04)	(100%)

Total operating costs	$5.13	$4.46	15%

(1)	Includes production and operating results from Newfield’s U.K. North Sea business, which for financial reporting purposes has been presented as discontinued operations in accordance with GAAP.

(2)	Represents volumes sold regardless of when produced.

(3)	Average realized prices include the effects of hedging contracts, including hedging contracts that are not designated for hedge accounting. If the effects of hedging contracts that are not designated for hedge accounting were excluded, the average realized price for total gas would have been $6.32 and $6.47 per Mcf for 2007 and 2006, respectively, and the total oil and condensate average realized price would have been $63.35 and $52.18 per Bbl, respectively. Without the effects of any hedging contracts, the average realized prices for 2007 and 2006 would have been $6.32 and $6.42 per Mcf, respectively, for gas and $64.12 and $59.13 per Bbl, respectively, for oil.

(4)	The year 2007 includes a $52 million charge, or $0.21 per Mcfe, of hurricane related repair expenses. The year 2006 includes a $17 million charge, or $0.07 per Mcfe, of actual hurricane related repair expenses in excess of the proceeds from the settlement of all of Newfield’s insurance claims.

	For the		For the
	Three Months Ended		Twelve Months Ended
CONSOLIDATED STATEMENT OF INCOME	December 31,		December 31,
(Unaudited, in millions, except per share data)	2007	2006	2007	2006
Oil and gas revenues	$398	$427	$1,783	$1,673

Operating expenses:
Lease operating	46	121	314	276
Production and other taxes	38	18	101	61
Depreciation, depletion and amortization	143	190	682	624
General and administrative	47	29	155	118
Ceiling test writedown	—	—	—	6
Other	—	—	—	(11)

Total operating expenses	274	358	1,252	1,074

Income from operations	124	69	531	599

Other income (expenses):
Interest expense	(22)	(22)	(102)	(87)
Capitalized interest	12	11	47	44
Commodity derivative income (expense)	(145)	90	(188)	389
Other	4	3	6	11

	(151)	82	(237)	357

Income (loss) from continuing operations before income taxes	(27)	151	294	956

Income tax provision (benefit)	(2)	51	122	346

Income (loss) from continuing operations	(25)	100	172	610
Income (loss) from discontinued operations, net of tax	338	(18)	278	(19)

Net income	$313	$82	$450	$591

Earnings per share:
Basic —
Income (loss) from continuing operations	$(0.20)	$0.79	$1.35	$4.82
Income (loss) from discontinued operations, net of tax	2.63	(0.14)	2.17	(0.15)

	$2.43	$0.65	$3.52	$4.67

Diluted —
Income (loss) from continuing operations	$(0.19)	$0.77	$1.32	$4.73
Income (loss) from discontinued operations, net of tax	2.57	(0.13)	2.12	(0.15)

	$2.38	$0.64	$3.44	$4.58

Weighted average number of shares outstanding for basic earnings per share	128	127	128	127
Weighted average number of shares outstanding for diluted earnings per share	131	130	131	129

CONDENSED CONSOLIDATED BALANCE SHEET	December 31,	December 31,
(Unaudited, in millions)	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$250	$80
Short-term investments	120	10
Other current assets	557	756
Assets of discontinued operations	—	5

Total current assets	927	851

Oil and gas properties, net (full cost method)	5,923	5,455
Other assets	136	129
Assets of discontinued operations	—	200

Total assets	$6,986	$6,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$929	$972
Short-term debt	—	124
Liabilities of discontinued operations	—	27

Total current liabilities	929	1,123

Other liabilities	18	28
Derivative liabilities	248	179
Long-term debt	1,050	1,048
Asset retirement obligation	56	225
Deferred taxes	1,104	963
Liabilities of discontinued operations	—	7

Total long-term liabilities	2,476	2,450

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	1,278	1,198
Treasury stock	(32)	(30)
Accumulated other comprehensive income (loss)	(3)	6
Retained earnings	2,337	1,887

Total stockholders’ equity	3,581	3,062

Total liabilities and stockholders’ equity	$6,986	$6,635

	For the
	Twelve Months Ended
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS	December 31,
(Unaudited, in millions)	2007	2006
Cash flows from operating activities:
Net income	$450	$591
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations, net of tax	(278)	19
Depreciation, depletion and amortization	682	624
Deferred taxes	30	316
Stock-based compensation	23	18
Ceiling test writedown	—	6
Early redemption premium	—	8
Commodity derivative (income) expense
Total (gains) losses	188	(389)
Realized gains	180	135

	1,275	1,328
Changes in operating assets and liabilities	(109)	64

Net cash provided by continuing activities	1,166	1,392
Net cash used in discontinued activities	(12)	(8)

Net cash provided by operating activities	1,154	1,384

Cash flows from investing activities:
Additions to oil and gas properties and other	(1,943)	(1,580)
Acquisition of oil and gas properties	(658)	—
Proceeds from sales of oil and gas properties	1,344	7
Insurance recoveries	—	45
Proceeds from sale of UK subsidiaries, net of cash	491	—
Purchases of short-term investments	(271)	(714)
Redemption of short-term investments	172	690

Net cash used in continuing activities	(865)	(1,552)
Net cash used in discontinued activities	(41)	(110)

Net cash used in investing activities	(906)	(1,662)

Cash flows from financing activities:
Net proceeds under credit arrangements	—	—
Repayment of senior notes	(125)	—
Proceeds from issuance of senior subordinated notes	—	550
Repayment of senior subordinated notes	—	(250)
Payments to discontinued operations	(38)	(143)
Proceeds from issuances of common stock	32	15
Stock-based compensation excess tax benefit	14	5
Purchases of treasury stock	—	(3)

Net cash provided by (used in) continuing activities	(117)	174
Net cash provided by discontinued activities	38	143

Net cash provided by (used in) financing activities	(79)	317

Effect of exchange rate changes on cash and cash equivalents	1	2

Increase in cash and cash equivalents	170	41
Cash and cash equivalents from continuing operations, beginning of period	52	38
Cash and cash equivalents from discontinued operations, beginning of period	28	1

Cash and cash equivalents, end of period	$250	$80

Explanation and Reconciliation of Non-GAAP Financial Measures
          Earnings stated without the effects of certain items is a non-GAAP financial measure. Earnings without the effects of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effects of these items are more comparable to earnings estimates provided by securities analysts.
          A reconciliation of income from continuing operations for the fourth quarter of 2007 stated without the effects of listed items to net income is shown below:

(in millions)
Net income	$313
Unrealized commodity derivative expense(1)	151
G&A expense under incentive compensation plan related to the sale of U.K. North Sea business	17
Income tax adjustment for above items	(59)
Income from discontinued operations	(338)

Income from continuing operations stated without the effects of the above items	$84

(1)	The components of “Commodity derivative income (expense)” as included in Newfield’s Consolidated Statement of Income for fourth quarter of 2007 are as follows:

(in millions)
Unrealized loss due to changes in fair market value	$(151)
Realized gain on settlement	6

Total commodity derivative expense	$(145)

          A reconciliation of income from continuing operations for 2007 stated without the effects of listed items to net income is shown below:

(in millions)
Net income	$450
Unrealized commodity derivative expense (1)	365
G&A expense under incentive compensation plan related to the sale of U.K. North Sea business	17
Income tax adjustment for above items	(134)
Income from discontinued operations	(278)

Income from continuing operations stated without the effects of the above items	$420

(1)	The components of “Commodity derivative income (expense)” as included in Newfield’s Consolidated Statement of Income for 2007 are as follows:

(in millions)
Unrealized loss due to changes in fair market value	$(365)
Realized gain on settlement	177

Total commodity derivative expense	$(188)

          Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by GAAP. A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

4Q07
(in millions)
Net cash provided by operating activities	$223
Net change in operating assets and liabilities	35

Net cash provided by operating activities before changes in operating assets and liabilities	$258

2007
(in millions)
Net cash provided by operating activities	$1,154
Net change in operating assets and liabilities	109
Net cash used in discontinued operations	12

Net cash provided by operating activities before changes in operating assets and liabilities	$1,275